Exhibit 2.4

June 21, 2012

Mr. David Adams

Chief Executive Officer

Samson Resources Company

Samson Investment Company

Two West Second Street

Tulsa, Oklahoma 74103

Re:	Stock Purchase Agreement dated as of November 22, 2011 among Tulip Acquisition Corporation (now Samson Resources Corporation), Samson Investment Company, and the Selling Stockholders named therein, as amended by that certain Amendment No. 1 to Stock Purchase Agreement dated as of December 12, 2011 and that certain Letter Agreement dated as of March 19, 2012 (as so amended, the “Agreement”)

Dear Mr. Adams:

The parties to the Agreement hereby agree to amend the Agreement as follows:

1.	Section 7.9(a)(i) is amended to replace the word “and” appearing immediately prior to “(ii)” with a comma and the following text shall be inserted at the end of Section 7.9(a)(i): “and (iii) such limited Records to the extent that it is not reasonably practicable to destroy, delete or purge information in such Records that is related to the Transferred Assets and the Company Business associated therewith, provided that to the extent any such Records are retained, the Company shall hold the information in such Records that is related to the Transferred Assets and the Company Business associated therewith in confidence and preserve confidentiality to the same extent that it would exercise in respect of its proprietary information. Further, in the event any Records retained by the Company under this Section 7.9(a)(i) contain any privileged information, including attorney-client privileged information and communications as well as attorney work-product, Schusterman does not waive the privilege(s) in any way, but expressly reserves and continues to maintain all privileges to such information.”

2.	Section 7.9(a)(ii) is amended to replace the word “and” appearing immediately prior to “(ii)” with a comma and the following text shall be inserted at the end of Section 7.9(a)(ii): “and (iii) such limited Records to the extent that it is not reasonably practicable to destroy, delete or purge information in such Records that is related to the Properties and the Company Business associated therewith (other than and to the extent relating to or associated with the Transferred Assets and the Company Business associated therewith), provided that to the extent any such Records are retained, Schusterman shall hold the information in such Records that is related to the Properties and the Company Business associated therewith (other than and to the extent solely relating to or associated with the Transferred Assets and the Company Business associated therewith) in confidence and preserve confidentiality to the same extent that it would exercise in respect of its proprietary information. Further, in the event any Records retained by Schusterman under this Section 7.9(a)(ii) contain any privileged information, including attorney-client privileged information and communications as well as attorney work-product, the Company does not waive the privilege(s) in any way, but expressly reserves and continues to maintain all privileges to such information.”

Mr. David Adams

June 21, 2012

3.	Section 7.9(b)(i) is amended to replace the word “and” appearing immediately prior to “(B)” with a comma and the following text shall be inserted at the end of Section 7.9(b)(i): “and (C) such limited Records to the extent that it is not reasonably practicable to destroy, delete or purge information in such Records that is related to the Transferred Assets and the Company Business associated therewith, provided that to the extent any such Records are retained, the Company shall hold the information in such Records that is related to the Transferred Assets and the Company Business associated therewith in confidence and preserve confidentiality to the same extent that it would exercise in respect of its proprietary information. Further, in the event any Records retained by the Company under this Section 7.9(b)(i) contain any privileged information, including attorney-client privileged information and communications as well as attorney work-product, Schusterman does not waive the privilege(s) in any way, but expressly reserves and continues to maintain all privileges to such information.”

4.	Section 7.9(b)(ii) is amended to replace the word “and” appearing immediately prior to “(B)” with a comma and the following text shall be inserted at the end of Section 7.9(b)(ii): “and (C) such limited Records to the extent that it is not reasonably practicable to destroy, delete or purge information in such Records that is related to the Properties and the Company Business associated therewith, other than and to the extent relating to or associated with the Transferred Assets and the Company Business associated therewith, provided that to the extent any such Records are retained, Schusterman shall hold the information in such Records that is related to the Properties and the Company Business associated therewith, other than and to the extent solely relating to or associated with the Transferred Assets and the Company Business associated therewith, in confidence and preserve confidentiality to the same extent that it would exercise in respect of its proprietary information. Further, in the event any Records retained by Schusterman under this Section 7.9(b)(ii) contain any privileged information, including attorney-client privileged information and communications as well as attorney work-product, the Company does not waive the privilege(s) in any way, but expressly reserves and continues to maintain all privileges to such information.”

5.	Each Section of the Agreement set forth on Attachment 1 to this letter agreement shall be deleted and replaced with the corresponding Section as set forth on such Attachment.

6.	The following matters shall be added to and inserted in Section 9.2 of the Disclosure Schedule, as previously amended:

(a)	Denbury Resources, Inc. vs. Terry J. Nettleton, et al., 32nd J.D.C., Civil Docket No. 132,010, Terrebonne Parish, Louisiana.

(b)	Adele Christine Paddock Scott, et al. vs. Ad-Val, Inc., et al., 32nd J.D.C., Civil Docket No. 135,751, Terrebonne Parish, Louisiana.

Mr. David Adams

June 21, 2012

(c)	Compliance review conducted, and request for payment on various wells/leases associated with the Vermillion 272 Platform, by the ONRR/BOEMRE on underpaid oil royalties due from January 2008 – December 2008 resulting from differences in ticketed oil volumes leaving the Platform and sales from onshore tanks, including interest and penalties.

(d)	Compliance review conducted, and request for payment on various wells/leases associated with the Main Pass 77 Platform, by the ONRR/BOEMRE for gas royalties due from January 2006 – May 2010, including interest and penalties.

(e)	Royalty Audit conducted by the State of Louisiana from January 2003 – December 2009 on various wells/leases located in or around the Bay Batiste, East Cameron, West Cameron and Gillis English Bayou fields, including interest and penalties.

(f)	Apache/Chevron oil imbalance claim on various wells/leases associated with the Main Pass 77 Platform. One or more of the wells/lease associated with the Main Pass 77 Platform is (are) over produced and the State Lease 13718 associated well(s) is (are) under produced.

7.	The third sentence of Article III (Response to Post-Closing Settlement Statement) of Annex B to the Agreement shall be deleted and replaced with the following:

“In the event that Schusterman does respond and objects within this time period, Schusterman and the Company shall meet within sixty (60) days following receipt of Schusterman’s objections to resolve the disputed items.”

All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its original terms, as previously amended.

Please sign the acknowledgement below and return a signed original of this letter to me.

[The remainder of this page has been intentionally left blank.]

Mr. David Adams

June 21, 2012

Sincerely,

By:	/s/ Stacy Schusterman
Stacy Schusterman, as an authorized
officer of SFT (Delaware) Management, LLC
and ST 2008 (Delaware) Management, LLC

By:	/s/ Sanford Cardin
Sanford Cardin, as President of Charles and Lynn
Schusterman Family Foundation

AGREED TO AND ACCEPTED:

By:	/s/ David Adams
David Adams, as Chief Executive Officer of Samson
Investment Company and Samson Resources Corporation
(formerly known as Tulip Acquisition Corporation)

Attachment 1

7.2 Transfer of Properties to, and Capitalization of, Newco. Prior to Closing, the Company shall cause the transfer, assignment and distribution to Newco, effective July 1, 2011, of all Properties owned or held by Lone Star that are not located within, used in conjunction with, or directly associated with the Gulf Coast Division and/or the Offshore Division (the “Newco Properties”), and Newco shall assume and agree to timely fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the obligations and liabilities, known or unknown, of Lone Star to the extent related to or arising out of the Newco Properties, regardless of whether such obligations or liabilities arose prior to or after the Closing and expressly including, without limitation, all such obligations and liabilities relating to or associated with the Company Business and the historical business activities and operations of the Company and its Subsidiaries that (a) are not, or were not, associated with the Gulf Coast Division and/or the Offshore Division and/or (b) are, or were, conducted or undertaken outside (i) the counties and parishes identified in Section 1.1(a) of the Disclosure Schedule, as amended, and/or (ii) U.S. federal and state offshore Gulf of Mexico waters.

7.3 Transfer of Properties to Lone Star. Prior to Closing, the Company shall cause the transfer and assignment to Lone Star, effective July 1, 2011, of all the assets and liabilities set forth or referenced in Section 7.1 of the Disclosure Schedule owned or held by the Company or any Subsidiary, other than Lone Star, or that are otherwise located within, used in conjunction with, or directly associated with the Gulf Coast Division and/or the Offshore Division as defined in Sections 1.1(a) and 1.1(c), respectively, of the Disclosure Schedule (the “Lone Star Properties”), and Lone Star shall assume and agree to timely fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the obligations and liabilities, known or unknown, of the Company and its Subsidiaries to the extent related to or arising out of the Lone Star Properties, regardless of whether such obligations or liabilities arose prior to or after the Closing and expressly including, without limitation, the obligations and liabilities relating to or associated with the Company Business and the historical business activities and operations of the Company and its Subsidiaries that (a) are, or were, associated with the Gulf Coast Division and/or the Offshore Division and/or (b) are, or were, conducted or undertaken inside or within (i) the counties and parishes identified in Section 1.1(a) of the Disclosure Schedule, as amended, and/or (ii) U.S. federal and state offshore Gulf of Mexico waters.

7.4 Transfer of Properties to Concorde. Prior to Closing, the Company shall cause the transfer and assignment to Concorde, effective July 1, 2011, of all the assets and liabilities set forth or referenced in Section 7.1 of the Disclosure Schedule owned or held by the Company or any Subsidiary, including Samson Contour Energy Company and Samson Contour Energy E&P, LLC, or that are otherwise within, used in conjunction with, or directly associated with the Gulf Coast Division and/or the Offshore Division as described in Sections 1.1(a) and 1.1(c), respectively, of the Disclosure Schedule (the “Concorde Properties”), and Concorde shall assume and agree to timely fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the obligations and liabilities, known or unknown, of the Company and its Subsidiaries to the extent related to or arising out of the Concorde Properties, regardless of whether such obligations or liabilities arose prior to or after the Closing and expressly including, without limitation, the obligations and liabilities relating to or associated with the Company Business and the historical business activities and operations of the Company and its Subsidiaries that (a) are, or were, associated with the Gulf Coast Division and/or the Offshore Division and/or (b) are, or were, conducted or undertaken inside or within (i) the counties and parishes identified in Section 1.1(a) of the Disclosure Schedule, as amended, and/or (ii) U.S. federal and state offshore Gulf of Mexico waters.

9.2 For the Business and Properties of Lone Star, Concorde and Offshore. Schusterman, Offshore, Lone Star and Concorde and their Subsidiaries shall be responsible for and shall indemnify, defend and hold harmless Purchaser, the Company and its Subsidiaries (other than Offshore, Lone Star and Concorde), and any successors thereto and their respective Affiliates, from and against any and all claims, rights, demands, losses, damages, Taxes, professional fees or costs (including court costs and attorneys’ fees), liabilities, obligations, commitments or causes of action, whether or not asserted, of whatever kind or nature, whether statutory or at common law or in equity, known or unknown, suspected or unsuspected, fixed or contingent, accrued or un-accrued, and every kind whatsoever in law, tort, equity or otherwise, that arise from, or are claimed to arise from, or are based upon, or in any way relate to, respectively, (i) the Properties assigned to, and the obligations and liabilities assumed by, Lone Star and/or Concorde pursuant to Sections 7.3 and 7.4 hereof (regardless whether conveyed of record), (ii) the Company Business and historical business activities, assets and operations of the Company and its Subsidiaries that (a) are, or were, associated with the Gulf Coast Division and/or the Offshore Division and/or (b) are, or were, conducted or undertaken inside or within (I) the counties and parishes identified in Section 1.1(a) of the Disclosure Schedule, as amended, and/or (II) U.S. federal and state offshore Gulf of Mexico waters, (iii) the interest, properties and assets assigned pursuant to Selling Stockholder Transaction, and (iv) including for clauses (i), (ii) and (iii), those Proceedings identified in Section 9.2 of the Disclosure Schedule. For the avoidance of doubt, the indemnities provided under this Section 9.2 shall not extend to any Tax claims arising from the Gulf Coast and Offshore Reorganization or the Selling Stockholder Transaction, which matters shall be governed exclusively by Section 9.1 and Annex B.

9.3 For the Business and Properties of the Company and its Subsidiaries. Purchaser, the Company and its Subsidiaries (other than Offshore, Lone Star and Concorde) shall be responsible for and shall indemnify, defend and hold harmless Schusterman, Offshore, Concorde and Lone Star, and any successors thereto and their respective Affiliates, from any and all claims, rights, demands, losses, damages, Taxes, professional fees or costs (including court costs and attorneys’ fees), liabilities, obligations, commitments or causes of action, whether or not asserted, of whatever kind or nature, whether statutory or at common law or in equity, known or unknown, suspected or unsuspected, fixed or contingent, accrued or un-accrued, and every kind whatsoever in law, tort, equity or otherwise, that arise from, or are claimed to arise from, or are based upon, or in any way relate to (i) Newco and the Properties assigned to, and the obligations and liabilities assumed by, Newco pursuant to Section 7.2 hereof (regardless whether conveyed of record), (ii) the Company Business and historical business activities, assets and operations of the Company and its Subsidiaries that (a) are not, or were not, associated with the Gulf Coast Division and/or the Offshore Division and/or (b) are not, or were not, conducted or undertaken inside or within (I) the counties and parishes identified in Section 1.1(a) of the Disclosure Schedule, as amended, and/or (II) U.S. federal and state offshore Gulf of Mexico waters, and (iii) those Proceedings identified in Section 9.3 of the Disclosure Schedule.